                                                                    EXHIBIT 99.1


                              Contact: Patty Nowack
                                       Janice Monahan
                                       480/693-5729
                                       media.relations@americawest.com

FOR IMMEDIATE RELEASE:                 Tuesday, March 20, 2001

              AMERICA WEST RELEASES OPERATING AND PERFORMANCE DATA

      PHOENIX -- America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today released certain data regarding the airline's fleet plan, unit costs, operating statistics, fuel and performance statistics:

FLEET PLAN
America West Airlines' most recent fleet plan is outlined in the table below. The plan includes two A319 deliveries and one A320 delivery to bring the quarter end fleet total to 140 aircraft. The plan also reflects the company's intention to return certain aircraft ahead of schedule.

                         Total Fleet as     2001             Total Fleet as
                           of 3/31/01     (2Q-4Q)     2002     of 12/31/02
                           ----------     -------     ----     -----------
B737-200                       14             0        -2           12
B737-300                       47            -2         0           45
B757-200                       13             0         0           13
A319                           21            10         1           32
A320                           45             2         3           50
                              ---           ---       ---          ---
Total                         140            10         2          152

Total Fleet Year-End                        150       152          152

UNIT COSTS
America West's projected first quarter unit costs are expected to increase year over year by 3 to 4 percent primarily due to higher fuel prices. First quarter cost per available seat mile (CASM) excluding fuel and tax is projected to increase approximately 1 to 2 percent over 2000.

                                       1Q01 Forecast    FY 2001 Forecast*
                                       -------------    -----------------
CASM - YOY%                                +3-4%              -1-1%
CASM - YOY% (excl. fuel and tax)           +1-2%              +1-3%

*Excludes non-recurring operating expense in 4Q00

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America West Holdings Corporation
Releases Operating and Performance Data / 2

CAPACITY
For the quarter, capacity is projected to increase between 8 and 9 percent over 2000. For the full year 2001, available seat miles (ASMs) are projected to increase 5 to 7 percent.

                               1Q01 Forecast          FY 2001 Forecast
                               -------------          ----------------
Capacity (ASMs) - YOY%             +8-9%                    +5-7%

FUEL
America West's first quarter fuel price, excluding tax, is projected to be 92-94 cents, while the full year 2001 fuel price is forecasted to be 85-90 cents. The airline is 51 percent hedged for the first quarter of 2001, 60 percent for the second quarter, 25 percent for the third quarter and seven percent for the fourth quarter.

                                    1Q01 Forecast       FY 2001 Forecast
                                    -------------       ----------------
Fuel Price (cents/gal excl.tax)         92-94                85-90

OPERATING PERFORMANCE
January and February completion factors were 96.3 and 97.2 respectively, in line with industry results. Maintenance related cancellations fell to 10.6 per day in February versus 11.8 in January and 13.0 in December 2000.


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America West Holdings Corporation
Releases Operating and Performance Data / 3

      This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this release, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. In addition to the factors identified above, among the key factors that may have a direct bearing on the company's results are competitive practices in the airline and travel industries generally and particularly in the company's principal markets, the ability of the company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the company's relationship with employees and the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the company's operations. For additional discussion of such risks see "Business-- Risk Factors," included in Item 1 of the company's annual report on Form 10-K for the year ended Dec. 31, 1999 which is on file with the Securities and Exchange Commission. Any forward-looking statements speak only as the date such statements are made.
      America West Holdings Corporation is an aviation and travel services company with 2000 revenue of $2.3 billion. Wholly owned subsidiary America West Airlines is the nation's ninth largest carrier serving 92 destinations with more than 900 daily departures in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation's largest tour packagers.
      This press release, as well as releases issued in the past year by America West Holdings and its affiliates, can be accessed on the company's Web site at www.americawest.com.
                                      -AWA-